GRIGGS INDUSTRIAL PARK

DBA - Griggs Plaza; LLC.

LEASE OF WAREHOUSE RENTAL SPACE

THIS LEASE made and dated this 1st day of MARCH, 2016 by and between FERNANDA R. GRIGGS, d/b/a GRIGGS INDUSTRIAL PARK, hereinafter called the LESSOR, whose main business office is located at 10231 Lennard Rd. Port St. Lucie FL 34952, and WATER TECHNOLOGIES INTERNATIONAL, INC. hereinafter called the LESSEE, whose main business office is located at 10219 SE LENNARD ROAD Port St. Lucie FL 34952.

W I T N E S S E T H :

LESSOR hereby leases to LESSEE, and LESSEE hereby leases from LESSOR upon all of the terms and conditions hereafter set forth, the following described space; 10219 SE Lennard Rd, PSL in the Griggs Industrial Park located at Lennard Road in Port St. Lucie, Florida 34952 for a period of ONE year(s) beginning 03/01/16 and ending 02/28/2017. LESSEE agrees to pay to LESSOR the sum of Ninety Six HUNDRED and 00/100 DOLLARS ($ 9,600.00) for annual rental of the above named premises. The annual rent shall be payable in monthly installments of Eight HUNDRED and 00/100 DOLLARS ($ 800.00) plus applicable sales tax of $ 52.00 for a total of $ 852.00 per month.

PAYMENT. Payment shall be made in advance on the first day of each and every month during the term hereof, with the first and last month's rent being payable upon execution of this lease.

It is also further agreed that the Lessor may collect a "late charge" not to exceed an amount equal to five percent (5%) of any monthly payment which is not paid within ten (10) days of the due date thereof, to cover the extra expense involved in handling delinquent payments, provided that collection of said late charge shall not be deemed a waiver by the Lessor of any of its other rights under this lease.

A fee of $25 shall be due and payable in the event a check written to Lessor is returned by the bank for any reason.

USE OF PREMISES. The premises may be used for manufacturing, wholesale sales, storage and other clean and quiet uses deemed acceptable by the Lessor, specifically OFFICE SPACE. Restaurants with inside seating and Laundromats are not acceptable uses.

CARE OF PREMISES. Lessor, at its expense, shall maintain in good repair the outside walls and roof of the building and the surface of all parking areas, sidewalks and driveways, and the structural soundness of the building. Lessee at its expense shall maintain and keep in good repair all of the inside of the leased premises, including the plumbing, electrical wiring, lighting, air conditioning, interior walls, partitions, windows, floor coverings, and lessee shall be responsible for all damage to glass.

Lessee shall not make any alterations in the leased premises without prior written consent of the lessor. Any and all structural repairs and/or improvements to the interior of the Lessee's premises including carpeting affixed to sub floor shall remain the property of the Lessor upon termination of the lease, and may be installed only in accordance with all applicable rules, regulations, ordinances and appropriate licenses required thereof. All improvements made by the Lessee to the premises which are so attached to the premises that they cannot be removed without injury to the premises, shall become the property of the Lessor upon installation.

Lessee shall not perform any acts or carry on any practice which may injure the premises or be a nuisance or menace, (including speaking in loud, profane, or obscene language) to other tenants, agents or employees of the Lessor or members of the public. Lessee shall keep the premises under its control, clean and free from rubbish at all times.

Not later than the last day of the term of the lease, the Lessee, at its expense, shall remove all of the Lessee's personal property which is not attached to the premises and surrender the premises in as good condition as it was at the beginning of the term of this lease, normal wear and tear excepted. Any such personal property not removed at the termination of the lease shall conclusively be deemed to have been abandoned and may be removed by the Lessor, and the Lessee shall reimburse the Lessor for the cost of such removal or storage.

UTILITIES AND TRASH. Water, gas, electricity, and other utility services shall be furnished by others at the expense of Lessee, subject to the provisions of this Lease. All trash and rubbish shall be placed in receptacles in a location designated by Lessor and Lessee shall cause the removal of all trash and rubbish from the industrial park at Lessee's cost.

TAXES. Lessor shall pay all real estate taxes affecting the leased premises. Lessee shall pay all taxes levied upon personal property in the leased premises, including trade fixtures and inventory.

SIGNS. Specific space will be provided by the Lessor for a sign. It is the responsibility of the Lessee to prepare a sign in conformance to that space. In order to maintain the general architectural theme and aesthetic beauty of the park, no sign, picture, or other advertising material shall be affixed to the building itself, or be erected or constructed on any exterior part of the property without the prior written approval of the Lessor. In the event that the lessee violates this provision, the Lessor may, after giving written notice to the Lessee, remove such sign and may, without being deemed guilty of trespass or incurring any liability whatsoever.

LIABILITY INSURANCE. Lessee shall, at its own cost and expense, maintain in force continuously through the term of this lease, public liability insurance covering the leased premises with limits of $100,000.00 for death or injury to one person; $300,000.00 for the death or injury to more than one person; and $25,000.00 for property damage, and shall furnish to Lessor a certificate from the insurer that such insurance is in force, as stated, and may not be cancelled or amended with respect to Lessor without ten (10) days notice by registered mail. In the event that Lessee's use of the premises causes an increase in lessor's insurance of the building, then Lessee shall pay the differential caused by such use.

LIGHTING. All interior lighting shall be at Lessee's expense and any lighting fixtures permanently affixed to the lease premises shall become a part of the premises and shall be left upon the premises at the expiration of this lease. Lessor shall maintain and operate exterior night lighting as required by law.

ASSIGNMENT. Notwithstanding any other provision of this lease, this lease shall not be assigned, mortgaged, or sublet in whole or in part by Lessee without the prior written consent of Lessor, which consent shall not be unreasonably withheld.

DEFAULT. In the event that the Lessee shall default in the payment of the rental as required by this lease, or shall default in any of the terms and conditions hereof, such default shall be considered a material and significant breach of this lease. Lessor may enforce the full and complete performance of all of the terms of this lease in any manner provided by law, including but not limited to specific performance, or further, the lessor may take such action as may be necessary to correct such default, all at the expense of the Lessee. In the event of any breach or default in any of the terms and conditions of this lease, the party causing such breach or default shall hold the other party harmless and shall apply all costs and expenses incurred in connection with the enforcement of the terms of this lease, including but not limited to, attorney's fees. Attorney's fees shall include any instance wherein it would be necessary to enforce the provisions of this lease, whether suit be brought or not, including defense or prosecution of declaratory judgements.

RDING. This lease agreement shall not be filed for public record.
RN OF DEPOSIT. If, for any reason whatsoever, the Lessor shall be unable to deliver the leased premises in accordance with the provisions hereof, it is agreed that the Lessor's liability shall be limited to the return of the payment made by the Lessee on the signing hereof; and upon the return of said sum, this lease shall be null and void.
EMENT OF RENT. In the event the lease premises are destroyed or damaged by fire, rain, wind, or other cause beyond the control of Lessee, the rent due hereunder shall abate during the period that the premises are untenable and the Lessor shall repair and restore the premises within a reasonable time. If the damage results from the fault of the Lessee or lessee's agents, servants, visitors, or licensees, Lessee shall not be entitled to any abatement or reduction of rent, except to the extent, if any, that Lessor receives the proceeds of rent insurance in lieu of such rent.
RS, SUCCESSORS, ETC. This lease, and each and every provision contained herein, shall bind and inure to the parties hereto and to their heirs, successors, executors, administrators, and permitted assigns.
SOR'S RIGHT TO COLLECT RENT FROM ANY OCCUPANT. If (a) the premises are sublet, underlet, or occupied by anyone other than the Lessee and the Lessee is in default hereunder, or (b) this lease is assigned by Lessee, then Lessor may collect rent from the assignee, undertenant, sublessee, or occupant, and apply the net amount collected to the rent herein reserved; but no such collection shall be deemed a waiver of the covenant herein against assignment and underletting, or the acceptance of such assignee, under-tenant, occupant or sublessee as Lessee, or a release of the Lessee from further performance of the covenants herein contained.
SSOR'S RIGHT TO CURE LESSEE'S BREACH. If Lessee breaches any covenant of condition of this lease, Lessor may, on reasonable notice to Lessee (except that no notice need be given in case of emergency) cure such breach at the expense of the Lessee and the reasonable amount of all expenses, including attorney's fees, incurred by the Lessor in doing so (whether paid by Lessor or not), together with interest at the maximum rate from time to time permitted by law, shall be deemed additional rent payable on demand. Work done or services rendered by Lessor at the request of Lessee shall also bear interest and collection cost as provided above.
ICES. Any notice by either party to the other shall be in writing and shall be deemed to have been duly given:
(1) If mailed by registered or certified mail, return receipt requested, in a postpaid envelope addressed (a) if to Lessee, at the building and (b) if to Lessor, at Lessor's address as first above set forth, or at such other addresses as Lessee or Lessor, respectively, may designate in writing; or
(2) If personally delivered to Lessee or Lessor at the building.
SSOR'S RIGHT TO INSPECT AND REPAIR. Lessor may, but shall not be obligated to, enter the premises at any reasonable time, (except that no notice need be given in case of emergency) for the purpose of inspection or the making of such repairs, replacements and additions, in, to, on, and/or about the premises or the building, as Lessor deems necessary or desirable.
LES AND REGULATIONS. Lessee shall observe and comply with the rules and regulations hereinafter set forth, which are made a part hereof, and with such further reasonable rules and regulations as Lessor may prescribe, on written notice to Lessee, for the safety, care and cleanliness of the building and the comfort, quiet and convenience of other occupants of the park.
EPARABILITY. If any term of this lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of the lease shall not be affected thereby, and each term of this lease shall be valid and enforceable to the fullest extent permitted by law.
NDEMNITY. Lessee hereby agrees to indemnify Lessor against and hold harmless from, any and all damages, liability, costs and expenses, including attorneys' fees and disbursements, arising out of any injury or damage to persons or property at the premises which result, in whole or in part, from any action or omission by Lessee or any co-tenant, or its servants, agents, employees, guests, licensees and contractors, or from the breakage, leaking or obstruction of any water or sewer pipes or toilet facility malfunction, or any other leakage in or about the building. Lessee agrees that Lessor is not responsible for damage to any inventory due to fire, theft, wind, flood or any other cause.
OST OF TAXES AND INSURANCE. In January of each year, Lessee shall on demand, pay to Lessor the increase in real estate taxes over the previous calendar year, the amount of increase to be prorated on the percentage of space occupied by lessee to gross leasable area and prorated for the number of months the demised premises were occupied by Lessee during the year. In addition, upon demand, the Lessee shall pay to Lessor any increase in the cost of insurance on the building of which the demised premises are a part after 1985 prorated on the percentage of space occupied by lessee to gross leasable area and prorated for the number of months the premises were occupied by Lessee during the year.
RENEWAL. Notice of intent to renew must be received by the Lessor sixty (60) days prior to termination of lease.
RIGHT TO SHOW PREMISES. Lessor may show the leased premises to prospective purchasers and mortgagees and, during the three (3) months prior to termination of this lease, to prospective tenants, during business hours on reasonable notice to Lessee. Lessor may place a FOR RENT sign on the door of the leased premises one (1) month prior to the termination of the lease.
HEADINGS OF SECTIONS. The section headings in this lease are intended for convenience only and shall not be taken into consideration in any construction interpretation of this lease or any of its provisions.
COMPLETE AGREEMENT. This lease contains the complete expression of all agreements between the parties hereto and there are no promises, representations or inducements except as herein set forth, and no change shall be made in any of the terms and conditions hereof unless made in writing and signed by both parties hereto.
ADDITIONAL PROVISIONS.

Annual rent increases shall be based upon cost of living with increases computed as outlined below with an annual increase of at least 3%. Within ninety (90) days after the publication and issuance thereof, the Lessor shall deliver to the Lessee a true copy of the Consumer Price Index, U.S. City Average (1967=100), hereinafter called the Index, for the nation, for all items of the Bureau of Labor Statistics of the United States Department of Labor, hereinafter called the base month, for the month ending the last day of the first lease year, and for the corresponding month in each lease year thereafter. If the Index for the last month of the first lease year, and for each corresponding month in each such period thereafter, shows a decrease in the purchasing power of the total adjusted initial annual rental as compared, in each case, to the Index for the month ending the last day of the first full month of the initial term hereof, the Lessor as soon as possible after the delivery of each Index subsequent to the Index for the base month, shall furnish the Lessee with the computation of the additional amount, if any, to be paid by the Lessee for the lease year in question. Such additional amounts shall be divided and paid in twelve (12) equal monthly installments during each such lease year. Pending the determination of the additional amount, if any, to be paid by the Lessee, the Lessee shall continue to pay the adjusted base rent on a monthly basis and when the additional amount has been determined, the Lessee, on the first day of the month immediately following the furnishing by the Lessor to the Lessee of the computation thereof, shall pay to the Lessor the number of installments of additional rent for the months that shall have elapsed from the commencement of the lease year in question up to and including the first day of such month following receipt of such computation. If at the time required for the determination of the additional rent the Index is no longer published or issued, the parties shall use such other Index as is then generally recognized and accepted for similar determinations of purchasing power. If no other index is available, the rent increase will be the minimum of 3% as stated above.

IN WITNESS WHEREOF, the parties have hereunto signed and sealed this lease on the day, month and year first above shown and written.

SIGNED, SEALED AND DELIVERED IN THE PRESENCE OF:

GRIGGS INDUSTRIAL PARK

WJH

As to Lessor

By: Fernando R. Griggs, LESSOR

By: X

LESSEE

WJH

As to Lessee

William S Tudor, CEO

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LESSEE